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                                                                     EXHIBIT 2.2


                                        December 11, 1997



Morgan Kent Group, Inc.
545 Madison Avenue, Suite 1400
New York, NY  10022
Attn:  J. Gerald Combs

         Re:     Stock Purchase Agreement

Dear Gerry:

         Each of the parties to the Stock Purchase Agreement (the "Agreement") entered into by and between Kings Road Entertainment, Inc. (the "Company") and Morgan Kent Group, Inc., dated as of the same date hereof, acknowledges that, as of the date hereof, the Company does not have authorized a sufficient number of shares of its common stock, par value $.01 per share (the "Common Stock"), to consummate the transactions contemplated by the Agreement. To induce Morgan Kent to enter into the Agreement, the Company hereby undertakes to use its best efforts to obtain the consent of holders of a majority of the outstanding shares of Common Stock to effect a reverse stock split (the "Split") with respect to outstanding shares of Common Stock that will result in the Company's having a sufficient number of shares of Common Stock authorized and, assuming such consent is obtained, to effect the Split prior to the Closing (as such term is defined in the Agreement). Accordingly, each of the parties acknowledges and agrees that following the effective date of the Split, all references in the Agreement to price per share of common stock and number of shares of common stock shall be appropriately adjusted to reflect the effect of the Split.

         Please indicate your acceptance and agreement to the foregoing by signing in the space provided below.



                                       Sincerely,

                                       Kings Road Entertainment, Inc.


                                       By: /s/ Kenneth I. Aguado
                                          ---------------------------------
                                          Kenneth I. Aguado

                                       Its:  Chief Executive Officer
ACCEPTED AND AGREED TO:

Morgan Kent Group, Inc.


By:  /s/ J. Gerald Combs
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    J. Gerald Combs

Its: President
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Dated:  12/11/97
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